Exhibit 99.1
EXECUTION VERSION
SECURITIES PURCHASE AGREEMENT
between
Blesbok LLC,
Allied Investments, LP,
and
Allied Capital Corporation
Dated as of March 31, 2006

TABLE OF CONTENTS

1.	Sale and Purchase of the Securities

	1.1	Sale and Purchase of the Securities
	1.2	Closing

2.	Representations and Warranties of Sellers

	2.1	Authorization, etc.
	2.2	Title; Warrant
	2.3	No Conflicts, etc.
	2.4	Status
	2.5	Consents
	2.6	Brokers
	2.7	Limitation on Representations and Warranties

3.	Representations and Warranties of Purchaser

	3.1	Authorization, etc.
	3.2	No Conflicts, etc.
	3.3	Status
	3.4	Consents
	3.5	Purchase for Investment
	3.6	No Brokers
	3.7	Limitation on Representations and Warranties

4.	Certain Covenants

	4.1	Confidentiality
	4.2	Publicity
	4.3	Further Assurances
	4.4	Indemnification
	4.5	Assignment and Assumption of the Ancillary Rights

5.	[Reserved]

6.	[Reserved]

7.	Definitions

	7.1	Terms Generally
	7.2	Certain Terms

8.	Miscellaneous

	8.1	Expenses
	8.2	Notices
	8.3	Jurisdiction
	8.4	Governing Law
	8.5	Binding Effect
	8.6	Assignment
	8.7	No Third Party Beneficiaries
	8.8	Amendment; Waivers, etc.
	8.9	Entire Agreement
	8.10	Severability
	8.11	Headings
	8.12	Counterparts
	8.13	Survival of Representations and Warranties, etc.

SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2006, is entered into between Blesbok LLC, a Delaware limited liability company (the “Purchaser”), Allied Investments, LP, a Delaware limited partnership and successor-in-interest to Allied Investment Corporation, a Maryland corporation (“Allied Investments”), and Allied Capital Corporation, a Maryland corporation and successor-in-interest to Allied Capital Corporation II, a Maryland corporation (“Allied”, and together with Allied Investments, the “Sellers” and each a “Seller”).
W I T N E S S E T H
     WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers the securities of Nobel Learning Communities, Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (collectively, the “Securities”),together with all rights and benefits associated with the Securities under the agreements listed on Schedule A hereto (the “Ancillary Rights”), on the terms and conditions and for the consideration described in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:
     1. Sale and Purchase of the Securities.
          1.1 Sale and Purchase of the Securities. Subject to the terms and conditions hereof, Sellers hereby sell and assign to Purchaser, and Purchaser hereby purchases and accepts from Sellers, the Securities and the Ancillary Rights, for an aggregate purchase price of Three Million Five Hundred Fifty-eight Thousand Three Hundred Eighty-five Dollars ($3,558,385) (the “Purchase Price”), payable in cash at the Closing in the manner set forth in Section 1.2. The Purchase Price shall be allocated amongst the Securities as set forth in Schedule A attached hereto.
          1.2 Closing. The closing of the sale of the Securities and the Ancillary Rights by Sellers to Purchaser and the purchase of the Securities and the Ancillary Rights by Purchaser from Sellers as contemplated by Section 1.1 (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement (the “Closing Date”). At the Closing:

          (a) Sellers shall deliver or cause to be delivered to Purchaser, free and clear of any Liens, the certificates representing the Securities duly endorsed or accompanied by stock powers or other instruments of transfer duly executed for transfer to Purchaser; and
          (b) Purchaser shall pay to Sellers the Purchase Price by wire transfer of immediately available funds to the account(s) of Sellers designated in writing to Purchaser at least three Business Days prior to the Closing Date.
     2. Representations and Warranties of Sellers.
     Each Seller represents and warrants to Purchaser as follows:
          2.1 Authorization, etc. Such Seller has full corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase and sale of the Securities and the Ancillary Rights contemplated hereby. The execution, delivery and performance of this Agreement by such Seller, and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, have been duly authorized by all requisite corporate or partnership action of such Seller. Such Seller has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.
          2.2 Title; Warrant. Such Seller owns, legally and beneficially, all of the Securities set forth opposite its name on Schedule A hereto and the Ancillary Rights. Upon the delivery of and payment for the Securities and the Ancillary Rights at the Closing as provided for in this Agreement, Purchaser will acquire good and valid title to all of the Securities and the Ancillary Rights, free and clear of any Lien. Attached hereto as Exhibit A is an accurate and complete copy of the Common Stock Purchase Warrant (the “Warrant”) included in the Securities. The Warrant is currently exercisable for 531,255 shares of the Company’s Common Stock at $7.00 per share.
          2.3 No Conflicts, etc. The execution, delivery and performance of this Agreement by such Seller, and the consummation of the purchase and sale of the

Securities and the Ancillary Rights contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of such Seller under, (a) any Law applicable to such Seller or any of its properties or assets, (b) any provision of any of the Organizational Documents of such Seller, or (c) any Contract to which such Seller is a party or by which any of its properties or assets (including the Securities and the Ancillary Rights) are bound.
          2.4 Status. Such Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has full power and authority to, conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated except as would not reasonably be expected to prevent or materially impair or delay the ability of such Seller to sell the Securities and the Ancillary Rights and otherwise fulfill its obligations under this Agreement.
          2.5 Consents. All Governmental Approvals or other Consents required to be obtained by such Seller in connection with the execution and delivery of this Agreement and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby have been obtained.
          2.6 Brokers. Such Seller has not taken any action that would give rise to a claim by any Person for any broker’s or finder’s fee, commission or similar payment in connection with the transactions contemplated by this Agreement.
          2.7 Limitation on Representations and Warranties. Such Seller makes no representation or warranty concerning the Securities and the Ancillary Rights or the transactions contemplated by this Agreement except as expressly set forth in this Article 2, and except as set forth in this Article 2 and Section 4.4, the sale of the Securities and the Ancillary Rights hereunder is without recourse to or representation or warranty by such Seller.
     3. Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

          3.1 Authorization, etc. Purchaser has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase and sale of the Securities and the Ancillary Rights contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, have been duly authorized by all requisite limited liability company action of Purchaser. Purchaser has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
          3.2 No Conflicts, etc. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in or require the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of Purchaser under (a) any Law applicable to Purchaser or any of its properties or assets, (b) any provision of any of the Organizational Documents of Purchaser, or (c) any Contract to which Purchaser is a party or by which its properties or assets are bound.
          3.3 Status. Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business and to own or lease and to operate its properties as and in the place where such business is conducted and such properties are owned, leased or operated except as would not reasonably be expected to prevent or materially impair or delay the ability of Purchaser to purchase the Securities and the Ancillary Rights and otherwise fulfill its obligations under this Agreement.
          3.4 Consents. All Governmental Approvals or other Consents required to be obtained by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby have been obtained.

          3.5 Purchase for Investment. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended, has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its purchase of the Securities hereunder, has no need for liquidity in such Securities and has the ability to bear the economic risks of its purchase of the Securities hereunder. Purchaser is currently an investor in the Company and is knowledgeable as to the business and affairs of the Company. Purchaser is purchasing the Securities solely for investment, with no present intention to resell the Securities in violation of applicable securities laws. Purchaser hereby acknowledges that the Securities have not been registered pursuant to the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be transferred in the absence of such registration or an exemption therefrom.
          3.6. Brokers. Purchaser has not taken any action that would give rise to a claim by any Person for any broker’s or finder’s fee, commission or similar payment in connection with the transactions contemplated by this Agreement.
          3.7 Limitation on Representations and Warranties. Purchaser makes no representation or warranty concerning the transactions contemplated by this Agreement except as expressly set forth in this Article 3, and except as set forth in this Article 3 and Section 4.4, the transactions contemplated by this Agreement are without recourse to or representation or warranty by Purchaser.
     4. Certain Covenants.
          4.1 Confidentiality. Subject to the last sentence of this Section 4.1, each party shall maintain the confidentiality of and not disclose the Confidential Information, provided that (i) such party may deliver or disclose Confidential Information to such party’s representatives, officers, directors, affiliates, members of its investment committees, advisory committees, and similar bodies, and Persons related thereto, who are informed of the confidentiality obligations of this Section 4.1; provided, that such party shall be responsible for any disclosure made by any of the foregoing as if it had been made by such party, (ii) any Person may deliver or disclose Confidential Information to any Governmental Authority to the extent required by applicable Law or (iii) any Person may deliver or disclose Confidential Information to any other Person to which such delivery or disclosure may be necessary (A) to effect compliance with any Law applicable to such Person, or (B) in response to any subpoena or other legal process. Nothing in this Section 4.1 or in Section 4.2 below shall restrict any Person from making any filings with the United States Securities and Exchange Commission (and forwarding copies of such filings to the Company), or require any notice or submission to or consultation with or approval of any other party prior thereto, including, without limitation, filings that may include a copy of this Agreement and/or the disclosure of the terms and conditions set forth in this Agreement.
          4.2 Publicity. Except as provided in the last sentence of Section 4.1 above or as may be required by the rules of any quotation system or exchange on which the Company’s or any party hereto’s securities are listed or applicable Law, neither party shall issue a publicity release or announcement concerning this Agreement or the transactions contemplated hereby without the prior approval of the other parties. Except as provided in the last sentence of Section 4.1 above, if any announcement is required by applicable Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.
          4.3 Further Assurances. Following the Closing Date, each party shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by any other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement (which include the transfer by the Sellers to Purchaser of the ownership and intended related benefits of the Securities and the Ancillary Rights in the manner contemplated by this Agreement).
          4.4 Indemnification.
               4.4.1 Sellers shall indemnify and hold harmless Purchaser and its Affiliates and their respective members, directors, officers, employees and agents (collectively with Purchaser and its Affiliates, the “Purchaser Indemnitees”) from and against any and all claims, demands or suits by any person, and all losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable legal fees and expenses and including costs and expenses incurred in connection with investigations and settlement proceedings) (each, an “Indemnifiable Loss”), as incurred, asserted against or suffered by any Purchaser Indemnitee relating to, resulting from or arising out of any breach by Sellers of any representation, warranty, covenant or agreement of Sellers contained in this Agreement.
               4.4.2 Purchaser shall indemnify and hold harmless each Seller and its Affiliates and their respective directors, officers, trustees, employees and agents (collectively with each Seller and its Affiliates, the “Seller Indemnitees”) from and against any and all Indemnifiable Losses, as incurred, asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of any breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement.
               4.4.3 To the fullest extent permitted by law, no Purchaser Indemnitee nor any Seller Indemnitee shall be liable to any Purchaser Indemnitee or Seller Indemnitee for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages connected with or resulting from any breach of this Agreement, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.
               4.4.4 The rights and remedies of Sellers and Purchaser under this Section 4.4. are, solely as between Sellers and Purchaser, exclusive and in lieu of any and all other rights and remedies which Sellers and Purchaser may have under this Agreement for monetary relief with respect to any breach of, or failure to perform, any covenant or agreement set forth in this Agreement, or any breach of any representation or warranty by Sellers or Purchaser. Each party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which party may have under this Agreement or otherwise limit or affect either party’s right to seek equitable relief, including the remedy of specific performance.
          4.5. Assignment and Assumption of the Ancillary Rights. Subject to the terms and provisions of this Agreement, Sellers hereby sell, transfer, convey and assign to Purchaser the Ancillary Rights and Purchaser hereby accepts such sale, transfer, conveyance and assignment of the Ancillary Rights and assumes all duties and obligations of Sellers set forth in the agreements listed on Schedule A hereto that are associated with the Ancillary Rights to the extent such duties and obligations are required by Purchaser to exercise its rights, title and interest in and to the Ancillary Rights.
     5. [Reserved.]
     6. [Reserved.]
     7. Definitions.
          7.1 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections and Schedules shall be deemed references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 7 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “US$” shall be deemed references to the lawful money of the United States of America.
          7.2 Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:
Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
Agreement: as defined in the first paragraph of this Agreement.

Ancillary Rights: as defined in the recitals of this Agreement.
Business Day: any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Washington, D.C.
Closing: as defined in Section 1.2.
Closing Date: as defined in Section 1.2.
Company: as defined in the recitals of this Agreement.
Confidential Information: information regarding the transactions contemplated by this Agreement provided that such Confidential Information does not include information that (a) was publicly known or otherwise known to such receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no breach of this Agreement by such receiving party or any Person acting on such party’s behalf, or (c) otherwise becomes known to such receiving party other than through disclosure by the delivering party or any Person with a duty to keep such information confidential.
Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
Contract: all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral.
Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.
Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws, codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.
Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract.
Organizational Documents: as to any Person, its certificate or articles of incorporation, certificate or articles of limited partnership, by-laws, partnership agreement, memorandum and articles of association or other organizational and constitutive documents.
Person: any natural person, firm, partnership, association, corporation, limited liability company, company, trust, business trust, Governmental Authority or other entity.
Purchase Price: as defined in Section 1.1.
Purchaser: as defined in the first paragraph of this Agreement.
Securities: as defined in the recitals of this Agreement.

Warrant: as defined in Section 2.3.
8. Miscellaneous.
          8.1 Expenses. Except as set forth below in this Section 8.1 or as otherwise specifically provided for in this Agreement, each party shall bear its respective expenses, costs and fees (including attorneys’ fees) in connection with the purchase and sale of the Securities and the Ancillary Rights contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith; provided that for the avoidance of doubt, any transfer tax or similar tax associated with the transfer of the Securities contemplated hereby shall be borne solely by Purchaser.
          8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery or (c) sent by facsimile, as follows:
               (i) if to Purchaser,

Blesbok LLC
1250 Fourth Street
Santa Monica, CA 90401
Attention: Managing Member

with a copy to:

Maron & Sandler
1250 Fourth Street
Suite 550
Santa Monica, CA 90401
Fax: 310/570-4910
Telephone: 310/570-4900
Attention: Stanley E. Maron, Esq.

               (ii) If to Sellers,

Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Fax: 202/659-2053
Telephone: 202/721-1819
Attention: Michael Massey

with a copy to:

Dickstein Shapiro Morin & Oshinsky LLP
2101 L Street, N.W.
Washington, D.C. 20037
Fax: 202/887-0689
Telephone: 202/785-9700
Attention: Emanuel Faust, Jr.
or, in each case, at such other address as may be specified in writing to the other parties hereto in accordance with this Section 8.2.
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by next-day or overnight mail or delivery, on the day delivered or (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that a copy is also sent by another method described herein.
          8.3 Jurisdiction. Each of the parties irrevocably consents to the non-exclusive jurisdiction of the courts of the State of State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          8.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK.
          8.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
          8.6 Assignment. This Agreement shall not be assignable or otherwise transferable by either party hereto without the prior written consent of the other party hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that Purchaser may assign any or all of its rights and benefits hereunder to any of its Affiliates without having to obtain any such consent.
          8.7 No Third Party Beneficiaries. Except as provided in Section 4.4, nothing in this Agreement will provide any benefit to any third party, or entitle any third party to any claim, cause of action, remedy or right of any kind.
          8.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
          8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
          8.10 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
          8.11 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
          8.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
          8.13 Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive indefinitely.
[Signatures on next page]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLERS: ALLIED CAPITAL CORPORATION
By	/s/ Michael Massey
Name: Michael Massey
Title: Principal

ALLIED INVESTMENTS, LP
By	/s/ Michael Massey
Name: Michael Massey
Title: Principal

[Signature of Purchaser on next page]

PURCHASER: BLESBOK LLC
By	/s/ Ralph Finerman
Name: Ralph Finerman
Title: Manager

SCHEDULE A

Seller	Security	No. of Shares	Purchase Price

Allied	Series D Convertible
	Preferred Stock
	(Certificate Nos. D-1
	and D-5 evidencing
	571,808 shares)	571,808	$322,500

Allied Investments	Series D Convertible
	Preferred Stock
	(Certificate Nos. D-7
	evidencing 492,022
	shares	492,022	$277,500

Allied	Series F Convertible
	Preferred Stock
	(Certificate No. PF-3
	evidencing 150,526
	shares, plus 25,546
	shares representing all
	accrued dividends
	thereon from
	inception)	176,072	$1,662,123

Allied	Warrant No. 1 dated
	June 30, 1998 to
	purchase shares of
	Common Stock	531,255	$1,296,262

		Total	$3,558,385

ANCILLARY RIGHTS:
Warrant to Purchase Common Stock:
First Amended and Restated Registration Rights Agreement between Nobel Education Dynamics, Inc., a Delaware corporation, and Allied, dated as of June 30, 1998, as amended on June 17, 2003 and September 9, 2003.
Series F Convertible Preferred Stock:
Registration Rights Agreement between the Company, Allied, Camden Partners Strategic Fund II-A, L.P., a Delaware limited partnership, Camden Partners Strategic Fund II-B, L.P., a Delaware limited partnership, Allied, Mollusk Holdings, L.L.C., a California limited liability company and Blesbok LLC, a Delaware limited liability company, dated as of September 9, 2003.

EXHIBIT A
Common Stock Purchase Warrant